SECURITIES AND EXCHANGE COMMISSION

                              Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


            Date of Report (Date of earliest event reported): April 7, 1999


            Exact Name of
Commission  Registrant as                         IRS Employer      Registrants'
File        Specified in its    State of          Identification    Telephone
Number      Charter             Incorporation     Number            Number

-------------------------------------------------------------------------------

001-14786   CMP Group, Inc.        Maine          01-0519429       207 623-3521

1-5139      Central Maine Power    Maine          01-0042740       207 623-3521
            Company


                            83 Edison Drive, Augusta,
                        Maine 04336 (Address of principal
                          executive offices) (zip code)

Item 1 through Item 4.  Not applicable.


Item 5.  Other Events.

On April 7, 1999, Central Maine Power Company ("CMP") completed the previously-reported $846.5 million sale of its non-nuclear generation assets to FPL Energy, Inc., a subsidiary of FPL Group, Inc. The generation assets include hydro, fossil and biomass generating plants with a total capacity of 1,185 megawatts. CMP is purchasing energy from the plants included in the sale under a related agreement with FPL Energy, Inc., until March 1, 2000, the date retail access to generation is scheduled to begin under the Maine's 1997 electric-utility restructuring legislation.

On April 12, 1999, CMP Group, Inc. ("CMP Group") issued the following release:

                   "CMP Group enjoys good ratings, sales boost

AUGUSTA, Maine, April 12, 1999 -- In the wake of the state-required sale of its power plants, CMP Group's principal holding, Central Maine Power Co., is enjoying "A" ratings on its senior debt from all three major credit-rating firms for the first time in a quarter-century.

CMP received more than $850 million from FPL Energy on April 6 in payment for 1,185 megawatts of hydroelectric, oil-fired, and biomass generating capacity and associated property. A closing ceremony was held in Portland on April 7 with Governor Angus S. King as a main speaker. Noting that the asset-sale proceeds will permit substantial reductions in CMP debt and reduce the utility's business-risk profile, the Standard & Poor's, Moody's, and Duff & Phelps credit-rating firms each raised their ratings of CMP debt and preferred stock in the days preceding the closing.

CMP is redeeming $119 million of mortgage bonds from the sale proceeds. It will also retire about $227 million of unsecured Medium-Term Notes and $10 million of debt issued through pollution-control project bonds. CMP will also pay some $300 million of state and federal taxes from the sale proceeds. Closing costs and energy purchases to meet supply obligations until the start of retail competition on March 1, 2000, will absorb additional funds; the remainder will be transferred to the CMP Group parent company.

`CMP's improved credit ratings reflect the improvement in financial health you expect from reducing debt, and the reduction in perceived risks from owning generation,' said CMP Group Chief Financial Officer David E. Marsh. `But the improvement will help CMP customers as well as investors: the Maine Public Utilities Commission has indicated that it intends to reflect these savings via a substantial cut in CMP's authorized prices when it designs rates for March 2000 and beyond.'

Marsh said the CMP Group Board of Directors, which approved the debt redemptions now under way, will consider uses of remaining sale proceeds, including options such as stock repurchases.

CMP's basic electricity business improved in the first-quarter,  Marsh said. The
2.32 billion kilowatt-hours sold in the first quarter were 2.2 percent above same-period 1998 levels. Meanwhile, he added, `The ice-storm disaster of 1998 didn't repeat itself, and CMP also benefited from generally better weather, continued savings on charges from the closed Maine Yankee nuclear plant, and continued success in managing operations-and-maintenance costs. The increased sales and good cost trends at CMP will significantly improve our earnings for the first quarter of 1999.'

Marsh said completing the sale of CMP's non-nuclear generation assets to FPL Energy had delayed the customary reporting of quarterly financial results. The earnings release for the quarter ending March 31, 1999, is expected to be available by April 27."

Item 6 through Item 9.  Not applicable.

                       -----------------------------------

This report contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are therefore urged not to place undue reliance on such forward-looking statements. A number of factors that could cause actual results to differ materially from those projected in this report are listed in the Annual Report on Form 10-K of CMP Group and CMP for the year ended December 31, 1998.

         Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           CMP GROUP, INC.



                           By /s/ David E. Marsh___________
                           David E. Marsh
                           Chief Financial Officer




                           CENTRAL MAINE POWER COMPANY



                           By /s/ Michael W. Caron_________
                           Michael W. Caron
                           Comptroller


Dated:  April 12, 1999